ASSET ACQUISITION AGREEMENT

by and between

DEAL A DAY GROUP CORP.

&

RICH MEDIA CORP.

Dated as of November 4, 2011

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This ASSET ACQUISITION AGREEMENT (“Agreement”) is dated as of November 4, 2011, by and between Deal A Day Group Corp., (f.k.a. Avisio, Inc.) a Nevada corporation (“DAD Group”) and Rich Media Corp., of Daechi 4 Dong 919-33, Gangnam Gu, Seoul, Korea (“RMC”). DAD Group and RMC shall hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, RMC owns various online marketing and media websites, including social media accounts operating in the online group buying and marketing sector (the “Business”); and

WHEREAS, RMC wishes sell to DAD Group, and DAD Group wishes to acquire and purchase, all of the RMC’s assets related to the Business of on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, this Agreement contemplates a transaction in which DAD Group will acquire substantially all of the assets owned by RMC used in the operation of the Business, in return for consideration consisting of cash payments and the issuance of restricted shares of DAD Group’s common stock as set forth in Section 1.3(a) below; and,

WHEREAS, RMC represents that its current officers, managers and employees shall use reasonable efforts to continue the ongoing operations and maintenance of the Assets following the Closing of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows (certain defined terms are set forth in ARTICLE XII):

ARTICLE I

ACQUISITION OF ASSETS AND ACQUISITION CONSIDERATION

1.1

Acquisition of Assets.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), RMC shall contribute, sell, assign, transfer and deliver (or cause to be sold, assigned, transferred and delivered), and DAD Group shall purchase and acquire, free and clear of all Encumbrances, all of RMC’s rights, titles and interests in and to RMC’s assets described below (collectively, the “Assets”):

(a)

Web Presence. Those URLs, domains, websites and social media outlets used in the connection with the Business and any and all email addresses based on such URLs, which are specifically described and set forth on Schedule 1.1(a);

(b)

Marketing/Branding Materials & Coding.  (i) All interests of RMC’s assets, consisting of Intellectual Property, Artwork, Logos, Graphics, (ii) all coding and associated rights used, employed or otherwise related to the operations and functionality of those domains, URLs and websites used in connection with the Business, all of which items in clauses (i) and (ii) are specifically set forth on Schedule 1.1(b);

(c)

 Marks. Those Marks of RMC used in the operation of the Business, which are specifically described and set forth on Schedule 1.1(c);

(d)

Contracts.  All rights under any Contracts listed or described on Schedule 1.1(d) and all amendments, supplements or modifications thereto (collectively, the “Assumed Contracts”);

(e)

Books and Records.  The Books and Records; provided, however, that RMC may retain one archival copy of the Books and Records;

(f)

Goodwill. The goodwill related to the ownership, use, discharge, exploitation or disposition of the Assets described in the other subclauses of this Section 1.1; and,

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(g)

Trade Secret & Know-How. The description of the Assets, in this Section 1.1 shall include, without limitation, any and all trade secrets, and "know-how" relating to the Business known to RMC, and all other intangible assets, in RMC’s possession or that may be reasonably acquired by RMC relating to all customer lists, vendor and supplier lists and any other proprietary information relating to the Business;

1.2

Assumption of Liabilities.  Notwithstanding Section 1.1 above, DAD Group shall have no responsibility for any of the RMC’s obligations (including any leases, product warranties, purchase orders and liabilities of any type, kind or nature), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by violation of law, by operation of law, or otherwise, and all such obligations shall remain with the RMC and are herein referred to as the “Excluded Liabilities.”

1.3

Acquisition Consideration. The total acquisition consideration to RMC in exchange for the Assets (the “Acquisition Consideration”) shall be an amount equal to US $400,000 consisting of the following:

(a)

DAD Group shall pay an amount equal to US $250,000 (the “Closing Cash Amount”) to RMC at the Closing by wire transfer of immediately available United States funds, payable as follows:

(i)

$25,000 immediately upon the Closing;

(ii)

$25,000 upon the 6 month anniversary of the Closing Date; and,

(iii)

$200,000 upon the one year anniversary of the Closing Date.

(b)

DAD Group shall issue to RMC on the Closing Date 1,500,000 post-consolidated shares of DAD Group’s restricted common stock, (the “Shares”). The Parties acknowledge and agree that for purposes of the Acquisition Consideration, the Shares shall have a value of US $0.10 per share.

1.4

Restrictions on the Shares. RMC hereby agrees and acknowledges that:

(a)

The certificates evidencing the Shares issued to RMC shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.”

(b)

The certificates representing such Shares, issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

(c)

RMC shall not transfer any or all of the Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Shares, without first providing DAD Group with an opinion of counsel (which counsel and opinion are reasonably satisfactory to DAD Group) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

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ARTICLE II

CLOSING; DELIVERY

2.1

Closing    The closing of the Transactions (the “Closing”) shall be consummated on November 4, 2011 (the “Closing Date”) at the offices of Carrillo Huettel, LLP, 3033 Fifth Ave. Suite 400, San Diego, CA 92103, or at such other date, time and place as shall be mutually agreed upon by DAD Group and RMC (which may include virtual closing through the electronic or facsimile exchange of documents); provided, that the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing).  The effective time of the Closing shall be 11:59 PM Pacific time on the Closing Date (the “Effective Time”).

2.2

Delivery   At the Closing or as soon as practical following the Closing:

(a)

RMC will deliver to DAD Group (in each case, if applicable, duly executed by RMC):

(i)

title to and possession of the Assets, free and clear of all Encumbrances and evidence to the effect of the foregoing that is reasonably satisfactory to DAD Group;

(ii)

the Required Consents;

(iii)

assignment documents in form reasonably acceptable to DAD Group for the transfer of the Marks and registrations of the URLs described in Section 1.1(a); and,

(iv)

a certificate of an officer of RMC that all representations and warranties made by RMC in the Documents are true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date (except those representations and warranties which are made expressly only as of another date, which are true and correct as of such date).

(b)

DAD Group will deliver to RMC (in each case, if applicable, duly executed by DAD Group):

(i)

the Closing Cash Amount;

(ii)

a Certificate representing Shares shall be delivered a soon as practical following the execution of this Agreement; and,

(iii)

a certificate of an officer of DAD Group that all representations and warranties made by DAD Group in the Documents are true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date (except those representations and warranties which are made expressly only as of another date, which are true and correct as of such date).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RMC

As a material inducement to DAD Group to enter into and perform its obligations under this Agreement, RMC represents and warrants to DAD Group that the statements contained in this Section III are correct and complete as of the date hereof and will be correct and complete as of the Closing Date, as if made on the Closing Date.

3.1

Organization, Power, Authority, and Good Standing. RMC is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  RMC has all requisite power and authority to own, lease and operate the Assets and to carry on the Business as presently conducted.

3.2

Authorization, Execution, Enforceability and No Conflicts.

(a)

RMC has all requisite power and authority to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and to perform and consummate the Transactions.  This Agreement and each other Document to which RMC is a party, and the performance of its respective obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of RMC, and each Document to which RMC is a party has been duly and validly executed and delivered by RMC, and is, or upon its execution and delivery will be (assuming the valid authorization, execution and delivery of such Document by the other counterparties thereto), Enforceable against RMC.

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(B)

The execution, delivery and performance by RMC of this Agreement and all other Documents to which it is a party, and the consummation of the Transactions, will not (i) except as would not have a Material Adverse Effect, violate any Law applicable to RMC or any of the Assets or (ii) conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute (with or without due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance (1) upon any of the Assets or (2) under any provision of (A) the Fundamental Documents of RMC, (B) any Permit of RMC relating to the ownership, use, discharge, exploitation or disposition of the Assets or (C) any other Contracts relating to the ownership, use, discharge, exploitation or disposition of the Assets or Assumed Liabilities to which RMC is a party or by which the Assets may be bound.  RMC has neither been nor is required to give any notice to, or make any filing with, any Governmental Authority or any other Person, or obtain any Permit, in each case, for the valid execution, delivery and performance by RMC of the Documents.

3.3

Good Title, Sufficiency and Condition of Assets.  RMC has good and marketable title to the Assets, free and clear of all Encumbrances, and upon delivery of the Assets against payment of the Acquisition Consideration, DAD Group will receive good and marketable title thereto, free and clear of all Encumbrances.  RMC has full legal right and power to transfer and deliver the Assets to DAD Group in the manner contemplated by this Agreement.

3.4

Compliance with Laws. Except as would not have a Material Adverse Effect, RMC (a) has complied in all respects with, is in compliance in all respects with and has operated the Business and maintained the Assets in compliance in all respects with, all Laws applicable to RMC’s ownership, use, discharge, exploitation or disposition of the Assets and (b) has all Permits used or necessary for RMC’s ownership, use, discharge, exploitation or disposition of the Assets.

3.5

Intellectual Property.

(a)

There are no Patents (i) owned by RMC, or (ii) owned by an Affiliate of RMC that areeither licensed to RMC or used by RMC in the operation of the Business.

(b)

Schedule 1.1(c) lists each trademark or service mark (i) that is registered to RMC; (ii) for which RMC has applied to register; (iii) that is used or currently intended to be used by RMC in connection with the Business; (iii) that is registered to an Affiliate of RMC and used or currently intended to be used by RMC in connection with the Business, or (iv) that an Affiliate of RMC has applied to register and is currently intended to be used by RMC in connection with the Business.

(c)

There are no copyright registrations (i) owned by RMC, or (ii) owned by an Affiliate of RMC that are either licensed to RMC or used by RMC in the operation of the Business.

(d)

Schedule 1.1(a) lists each of the domain names used in the operation of the Business that are registered in the name of RMC, its Affiliates or a Person on behalf of RMC (including RMC’s employees) as of the Closing Date and indicates which domain names are used in connection with websites operated in relation to Business.

(e)

RMC owns or has the right to use pursuant to an Enforceable Contract, in each case, free and clear of all Encumbrances, all Intellectual Property that constitutes part of the Assets and each item of Intellectual Property included in the Assets that RMC owned prior to the Closing shall be owned by DAD Group on identical terms and conditions immediately subsequent to the Closing.

(f)

to RMC’s Knowledge no Proceeding is pending or threatened that challenges the enforceability, validity, use or ownership of any of the Assets; and

(g)

to RMC’s Knowledge, the Business or the operation thereof has not infringed upon, misappropriated, or otherwise violated or come into conflict with any other Person’s Intellectual Property, and no Person has ever alleged or threatened action alleging any such infringement, misappropriation, violation, or conflict and to RMC’s Knowledge, no other Person has infringed upon, misappropriated, or otherwise come into conflict with the Business’s Intellectual Property.

3.6

Litigation and Other Proceedings.  There are no (a) Proceedings or Claims pending or, to the Knowledge of RMC, threatened, against or involving RMC, whether at law or in equity, whether civil or criminal in nature or by or before any Governmental Authority or (b) Orders of any Governmental Authority with respect to or involving RMC, in each case relating to the Assets.

3.7

Brokers’ Fees.  RMC has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions, for which DAD Group could become liable or obligated.

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3.8

Foreign Corrupt Practices Act.  RMC has not, directly or indirectly, in connection with its ownership, use, discharge, exploitation or disposition of the Assets, made or agreed to make any payment to any Person connected with or related to any Governmental Authority, except payments or contributions required or allowed by Law.  The internal accounting controls and procedures of RMC are sufficient to cause RMC to comply with the Foreign Corrupt Practices Act.

3.9

Disclosure.  RMC has provided DAD Group with true, correct and complete copies of all documents listed or described in the Schedules and true, correct and complete descriptions of any oral Contract or any matter included on the Schedules that is not documented.

3.10

Investment Intention; No Resales.  RMC is acquiring the Shares for investment, solely for its own account and not with a view to, or for resale in connection with, the distribution thereof; provided, however, that RMC shall have the right at all times to sell or otherwise dispose of all or any part of the Shares so acquired in compliance with applicable Law.

3.11

Investment Experience.  RMC has such knowledge, experience and skill in financial and business matters in general and with respect to investments of a nature similar to the Shares so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, its investment in DAD Group.  RMC acknowledges and understands that the acquisition of the Shares involves an investment in a business that has a history of operating losses and will require future financing without any guarantee of obtaining such financing, and, therefore, such investment is a speculative investment with no assurance of success.  RMC has (i) received all information that RMC deems necessary to make an informed investment decision with respect to an investment in DAD Group; (ii) had the unrestricted opportunity to make such investigation as RMC desires pertaining to DAD Group and an investment therein, and to verify any information furnished to RMC; and (iii) had the opportunity to ask questions concerning DAD Group and RMC’s investment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DAD GROUP

DAD Group represents and warrants to RMC that the statements contained in this ARTICLE IV are correct and complete as of the date hereof and will be correct and complete as of the Closing Date, as if made on the Closing Date.

4.1

Organization; Good Standing.  DAD Group is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization.   DAD Group has all requisite power and authority to own, lease and operate its business as presently conducted.

4.2

Valid Issuance of the Shares.  The Shares have been duly authorized and, when issued and delivered to RMC against payment therefor as provided by this Agreement, will be validly issued, fully paid and non-assessable.

4.3

Authorization, Execution, Enforceability and No Conflicts.

1.

DAD Group has all requisite power and authority to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and to perform and consummate its obligations under each such Document.  Each Document to which DAD Group is a party, and the performance of its obligations under such Document, have been duly and validly authorized by all requisite action on the part of DAD Group, and each such Document to which such DAD Group is a party has been duly and validly executed and delivered by DAD Group and is, or upon its execution and delivery will be (assuming the valid authorization, execution and delivery of such Document by the counterparties thereto), Enforceable against DAD Group.

2.

The execution, delivery and performance by DAD Group of the Documents to which it is a party, and the consummation of the Transactions, will not (i) violate any Law applicable to DAD Group or (ii) conflict with or result in any violation or breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under, or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance upon DAD Group or under any provisions of DAD Group’s Fundamental Documents, any Permit or any other Contracts to which it is a party or by which it or any of its assets is or may be bound, in each case, which would prohibit DAD Group from consummating the Transactions.  DAD Group has not been or is not required to give any notice to, or make any filing with, any Governmental Authority or any other Person, or obtain any Permit, in each case, for the valid execution, delivery and performance by DAD Group of the Documents to which it is a party.

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4.4

Compliance with Other Instruments, Laws and Orders.  Except as would not have an DAD Group Material Adverse Effect, DAD Group is not in violation of (a) any term of its Fundamental Documents or (b) any Contract, Law or Order by which DAD Group is a party or bound or to which its properties and assets are subject.

4.5

Litigation and Other Proceedings.  Except as set forth on Schedule 4.5, there are no (a) Proceedings or Claims pending or, to the Knowledge of DAD Group, threatened in writing, against or involving DAD Group, whether at law or in equity, whether civil or criminal in nature or by or before any Governmental Authority or (b) Orders of any Governmental Authority with respect to or involving DAD Group.

4.6

Permits.  Except as would not have a DAD Group Material Adverse Effect, (a) DAD Group has all Permits necessary for the conduct of its business as now being conducted by it, and (b) DAD Group is not in default in any material respect under any of such Permits.

4.7

Offering. Subject in part to the truth and accuracy of RMC’s representations set forth in ARTICLE III of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable state and federal securities Laws, other than the filing of notices under state and federal securities Laws.

ARTICLE V

PRE-CLOSING COVENANTS OF RMC

5.1

Access and Investigation.  Between the date of this Agreement and the Closing Date, and upon reasonable advance notice provided by DAD Group to RMC, RMC shall (a) afford DAD Group and its Representatives (collectively, the “DAD Group Parties”) full and free access, during regular business hours, to RMC’s Assumed Contracts, Books and Records, authorized personnel designated by senior officers of RMC and other documents and data as may be reasonably requested by DAD Group; provided, that such rights of access shall be exercised in a manner that does not unreasonably interfere with the operations of RMC; (b) furnish DAD Group with copies of all Assumed Contracts, Books and Records and other existing documents and data as DAD Group may reasonably request; (c) furnish DAD Group with such additional financial, operating and other relevant data and information related to the ownership, use, discharge, exploitation or disposition of the Assets as DAD Group may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by DAD Group, with DAD Group’s investigation of the Assets and financial condition constituting or related to the Assets.

5.2

Operation of the Business of RMC.  Between the date of this Agreement and the Closing, RMC shall (i) conduct its business only in the ordinary course of business; (ii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, key employees and key agents and maintain its relations and goodwill with material suppliers, material customers, landlords, creditors, key employees, key agents and others having material business relationships with it or who are counterparties to the Assumed Contracts.

5.3

Required Approvals.  As promptly as practicable after the date of this Agreement, RMC shall, at its sole expense, use commercially reasonable efforts to make all filings required by Law to be made by it in order to consummate the Transactions.  RMC shall cooperate with the DAD Group Parties with respect to all filings that DAD Group elects to make or, pursuant to Laws, is required to make in connection with the Transactions.  RMC also shall cooperate with the DAD Group Parties in obtaining all Required Consents.

5.4

Notification.  Between the date of this Agreement and the Closing, RMC shall promptly notify DAD Group in writing if it becomes aware of (a) any fact or condition that causes or constitutes a material breach of any of its representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would, or be reasonably likely to (except as expressly contemplated by this Agreement), cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or RMC’s discovery of, such fact or condition.  Should any such fact or condition require any material change to the Schedules, RMC shall promptly deliver to DAD Group a supplement to the Schedules specifying such change. During the same period, RMC also shall promptly notify DAD Group of the occurrence of any material breach of any covenant of RMC or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLE VII impossible or unlikely.

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5.5

No Negotiation.  Until such time as this Agreement is terminated pursuant to the terms hereof, neither RMC nor any of its Representatives shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than DAD Group) relating to any business combination transaction involving RMC, including the sale of RMC’s equity, the merger or consolidation of RMC or the sale of the Business or any of the Assets (other than in the ordinary course of business).  RMC shall notify DAD Group of any bona fide proposal within twenty-four (24) hours of receipt of the same.

5.6

Public Announcements.  RMC agrees that, except as required by any Law or Order, it will at no time prior to the Closing issue any reports, statements or releases, in each case pertaining to any Document to which it is a party or the Transactions, without the prior written consent of DAD Group, which consent shall not be unreasonably withheld.

ARTICLE VI

PRE-CLOSING COVENANTS OF DAD GROUP

6.1

Required Approvals.  As promptly as practicable after the date of this Agreement, DAD Group shall make, or cause to be made, all filings required by Law to be made by it to consummate the Transactions.  DAD Group also shall cooperate, and cause its Affiliates to cooperate, with RMC (a) with respect to all filings that RMC is required by Law to make and (b) in obtaining the Required Consents. Notwithstanding anything herein to the contrary, neither DAD Group nor any Affiliate thereof shall be required by this Section 6.1 or otherwise to take or agree to undertake any action, including entering into any consent decree or agreeing to any Order or other arrangement with a Governmental Authority, that would require the divestiture of any assets of such Person, or limit such Person’s freedom of action with respect to, or limit its ability to consolidate and control, the Assets or the Business.

6.2

Public Announcements.  DAD Group agrees that, except as required by any Law or Order, DAD Group will at no time prior to the Closing issue any reports, statements or releases, in each case pertaining to any Document to which it is a party or the Transactions, without the prior written consent of RMC , which consent shall not be unreasonably withheld.

6.3

No Solicitation.  DAD Group shall not solicit, directly or indirectly, for employment any employees or independent contractors of RMC prior to Closing.

ARTICLE VII

CONDITIONS PRECEDENT TO DAD GROUP’S OBLIGATION TO CLOSE

DAD Group’s obligation to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by DAD Group, in its sole discretion, in whole or in part):

7.1

Accuracy of Representations.  RMC’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made (provided, that as to representations qualified by materiality, such representations and warranties shall be accurate in all respects) without giving effect to any supplement to the Schedules.

7.2

RMC’s Performance.  All of the covenants and obligations that RMC is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects, including the delivery of the items set forth in Section 2.2(a).

7.3

Consents.  The Required Consents shall have been obtained and shall be in full force and effect.

7.4

No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened against DAD Group, or against any Affiliate of DAD Group, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Transactions.

7.5

No Conflict.  Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause DAD Group or any Affiliate of DAD Group to suffer any adverse consequence under (a) any Law or Order or (b) any Law or Order that has been published, introduced or otherwise proposed by or before any Governmental Authority.

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ARTICLE VIII

CONDITIONS PRECEDENT TO RMC’S OBLIGATION TO CLOSE

RMC’s obligation to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by RMC, in its sole discretion, in whole or in part):

8.1

Accuracy of Representations.  DAD Group’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made (provided, that as to representations qualified by materiality, such representations and warranties shall be accurate in all respects) without giving effect to any supplement to the Schedules.

8.2

DAD Group’s Performance.  All of the covenants and obligations that DAD Group is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects, including the delivery of the items set forth in Section 2.2(b).

8.3

No Conflict.  Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause RMC or any Affiliate thereof to suffer any adverse consequence under (a) any Law or Order or (b) any Law or Order that has been published, introduced or otherwise proposed by or before any Governmental Authority.

ARTICLE IX

TERMINATION

9.1

Termination Events.  By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)

by DAD Group if a material breach of any provision of this Agreement has been committed by RMC and such breach has not been cured by the breaching Party or waived by DAD Group;

(b)

by RMC if a material breach of any provision of this Agreement has been committed by DAD Group and such breach has not been cured by the breaching Party or waived by RMC; or

(c)

by written notice by DAD Group to RMC.

9.2

Effect of Termination.  Each Party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all obligations of the Parties under this Agreement will terminate, except that the obligations of the Parties in this Section 9.2 and ARTICLE XI will survive; provided, however, that if this Agreement is terminated because of a breach of this Agreement by the non-terminating Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the non-terminating Party’s failure to comply with its obligations under this Agreement, then the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE X

POST-CLOSING COVENANTS

10.1

Mail Received After Closing; Websites and Domain Names.  Following the Closing, DAD Group may receive and open all mail addressed to RMC and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the ownership, use, discharge, exploitation or disposition of the Assets pursuant to this Agreement.  RMC shall deliver or cause to be delivered to DAD Group all mail received by RMC after the Closing that relates to the ownership, use, discharge, exploitation or disposition of the Assets.  RMC will cooperate with DAD Group in the redirection, registration and transfer of all websites and domain names included in the Assets.

10.2

Assistance in Proceedings.  RMC will provide reasonable cooperation to DAD Group and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to the ownership, use, discharge, exploitation or disposition of the Assets following the Closing Date, insofar as it relates to RMC’s ownership, use, discharge, exploitation or disposition of the Assets before or on the Closing Date.

10.3

Missing Consents. If there are any Required Consents that have not been obtained (or otherwise are not in full force and effect) as of the Closing (“Missing Consent(s)”), DAD Group may waive the closing conditions as to any Missing Consent.

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10.4

Further Assurances.  The Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under the Documents, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of the Documents and the Transactions.  Without limiting the foregoing, RMC shall cause its employees to transfer to DAD Group the registrations of the URLs described in Section 1.1 that are registered in the names of such employees.

ARTICLE XI

MISCELLANEOUS

11.1

Expenses.  Each party to the Documents will pay all costs and expenses incident to such party’s negotiation and preparation of the Documents and to such party’s performance and compliance with all Agreements and conditions contained therein on such party’s part to be performed or complied with, including the fees, expenses and disbursements of such party’s counsel and accountants.  All costs and expenses, if any, incurred by RMC prior to the Closing in connection with the Documents and the Transactions, including the fees, expenses and disbursements of RMC’s counsel and accountants, shall be paid by RMC.

11.2

Successors and Assigns.  This Agreement shall bind and inure to the benefit of each Party and their respective successors, assigns, heirs and personal representatives.  Notwithstanding the preceding sentence, none of the rights or obligations of RMC may be assigned or delegated without the prior written consent of DAD Group, which consent may be withheld for any reason or no reason.

11.3

Entire Agreement.  This Agreement and the other Documents constitute the entire agreement among the Parties hereto and thereto with respect to the subject matters addressed herein and therein and supersede any prior understandings, agreements or representations, by or among such Parties, written or oral, that may have related in any way to the subject matter of any Document.

11.4

Notices.  All notices, requests, demands, Claims, consents and other communications which are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) mailed by registered or certified mail with postage prepaid, return receipt requested, or (d) transmitted by facsimile (with a copy of such transmission concurrently transmitted by registered or certified mail with postage prepaid, return receipt requested), to the Parties hereto at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to DAD Group, to:

DAD Group, Inc.

Mr. Amro Albanna

1650 Spruce Street

Suite 500

Riverside, CA 92507

Facsimile No.:  (951) 846-1755

With a copy to (which shall not constitute notice):

Carrillo Huettel, LLP

3033 Fifth Ave. Suite 400

San Diego, CA 92103

Attention:  Wade D. Huettel, Esq.
Facsimile No.:  (619) 546-6060

if to RMC, to:

Rich Media Corp.,

Daechi 4 Dong 919-33,

Gangnam Gu,

Seoul, Korea

Attention:  Richard Pak

email: richardpak2@gmail.com

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or to such other address as the Party to whom such notice or other communication is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) when sent, if sent by facsimile during normal business hours on a Business Day (or, if not sent by 5:00 p.m. recipient’s time on a Business Day, then the notice will be deemed to have been sent at 9:00 a.m. recipient’s time on the next Business Day after the date sent by facsimile), (iii) on the next Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iv) on the fifth (5th) Business Day following the date on which the piece of mail containing such communication is posted, if sent by regular mail.

11.5

Amendments, Modifications and Waivers.  The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by the Parties hereto.

11.6

Governing Law; Disputes; Required Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.  Each of the Parties hereby irrevocably and unconditionally agrees to submit to the exclusive jurisdiction of the appropriate state and federal courts situated in Riverside, California for any dispute, controversy, suit or action arising out of or in connection with any Document and hereby waives in advance any objection or defense to such jurisdiction, including any defense based on lack of personal jurisdiction or forum non conveniens.  Each of the Parties hereby acknowledges that it is the intent of all Parties hereto that any judgment, order or decree of any such court may be enforced in any court or other tribunal of competent jurisdiction in the United States of America or any other jurisdiction throughout the world and hereby waives and agrees not to assert any defense to the enforcement of any such judgment, order or decree in any such court or tribunal.

11.7

Extension; Waiver.  At any time prior to the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party, and any such waiver shall not operate or be construed as a waiver of any subsequent breach by another Party.

11.8

Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.9

Independence of Agreements, Covenants, Representations and Warranties.  All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

11.10

Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Facsimile or electronic scan (via email) counterpart signatures to this Agreement shall be acceptable and binding.

11.11

No Strict Construction.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

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ARTICLE XII

DEFINED TERMS

12.1

Defined Terms.  The following terms used in the Agreement shall have the following meanings:

“Acquisition Consideration” has the meaning given to it in Section 1.3.

“Affiliate” of a Person means:  (i) any Person who directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person; (ii) any Person who is an officer, director, employee, agent or trustee of, or who serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, director, employee, agent or trustee, or with respect to which the specified Person serves in a similar capacity; or (iii) any Person who, directly or indirectly, is the beneficial owner of, or Controls, five percent (5%) or more of the equity Securities of, or otherwise has a beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of five percent (5%) or more of the equity Securities (or in which the specified Person has a beneficial interest.

“Agreement” has the meaning given to it in the preamble.

“Assets” has the meaning given to it in Section 1.1.

“Books and Records” means all books and records of RMC directly related to, and the portions of books and records of RMC reasonably related to, the ownership, use, discharge, exploitation or disposition of Assets including all applicable customer lists, supplier lists, vendor lists, manuals, books, files, procedures, systems, business records, production and purchase records and advertising materials.

“Business” has the meaning given to it in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in the State of California.

“Claim” means any claim, demand, Order or Proceeding.

“Closing” has the meaning given to it in Section 2.1.

“Closing Cash Amount” has the meaning given to it in Section 1.3(a).

“Closing Date” has the meaning given to it in Section 2.1.

“Confidential and Proprietary Information” means information that is not generally known to the public and that is used, developed or obtained by RMC, or by its clients or customers and disclosed to RMC relating to the ownership, use, discharge, exploitation or disposition of the Assets, including (i) information, observations, procedures and data obtained by RMC or any of its clients or customers, (ii) products or services, (iii) costs and pricing structures, (iv) analyses, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and customer lists, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, and (xiv) all similar and related information in whatever form.

“Contract(s)” means any loan or credit agreement, note, indenture, purchase order or other agreement, commitment, understanding or instrument, in each case, whether written or oral.

“Control,” including the terms “Controlling,” “Controlled by,” and “under common Control with,” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting Securities, by contract or credit agreement, as trustee, partner, or executor, or otherwise.

“Copyrights” means copyrights, whether registered or unregistered, in published works and unpublished works, pending applications to register the same and moral rights.

“DAD Group” has the meaning given to it in the preamble of this Agreement.

“Document(s)” means this Agreement, and any other agreements, certificates, instruments and documents to be delivered pursuant to this Agreement.

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“Effective Time” has the meaning given to it in Section 2.1.

“Encumbrance” means and includes any security interest, mortgage, lien, pledge, claim, charge, escrow, encumbrance, cloud, option, security agreement or other similar agreement, arrangement, Contract, understanding or obligation, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

“Enforceable”, a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Excluded Liabilities” has the meaning given to it in Section 1.2.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Fundamental Documents” of a corporation would be its charter and by-laws, the “Fundamental Documents” of a limited liability company would be its certificate of formation or organization and operating agreement and the “Fundamental Documents” of a limited partnership would be its limited partnership certificate and its limited partnership agreement.

“Governmental Authority” means any national, federal, state, local or regional (whether domestic or foreign) government, authority, instrumentality, department, commission, board, bureau, agency or court.

 “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments, (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the Acquisition Consideration that is deferred beyond the date on which the purchase is actually consummated), (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person under forward sales, futures, options and other similar hedging arrangements (including interest rate hedging or protection agreements), (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, (i) all guaranties by such Person of the foregoing obligations of others, (j) all capitalized lease obligations of such Person, and (k) all past due accounts payable unless being contested in good faith by appropriate proceedings.

“Intellectual Property” means (a) all Marks, Patents, Copyrights and Trade Secrets; (b) the goodwill of the business of the holder of any of the items in clause (a) associated with or embodied by such item; and (c) all rights of the holder of any of the items in clause (a).

“Knowledge” of any Person means (a) the actual knowledge of such Person and (b) that knowledge which could have been acquired by such Person after making reasonable investigation in consultation with key personnel of the Company.

“Law(s)” means, as to any Person, all federal, state, local or foreign laws, statutes, rules, regulations, ordinances, Permits, Orders, certificates, requirements, regulations and restrictions of any Governmental Authority, in each case, applicable to such Person or any of its assets.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Loss” means any loss (including diminution in value of Securities), Liability, Claim, action, cause of action, cost, damage, deficiency, Tax (including any Taxes imposed with respect to any indemnity payments for any such Loss), penalty, fine or expense, whether or not arising out of any Claims by or on behalf of any Party to this Agreement or any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of any indemnifiable event or condition; provided, however, that for any indemnification payment hereunder that is treated as an adjustment to the Acquisition Consideration, the term “Loss” shall not include any Tax (including any Taxes imposed with respect to any indemnity payments for any such Loss).

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“Marks” means all fictitious business names, trade names, corporate names, and registered and unregistered trademarks, service marks and trade dress rights including applications for and registrations of any of the foregoing.

“Material Adverse Change or Material Adverse Effect” means, with respect to RMC, any circumstance, change in, or effect on RMC that is, or could reasonably be expected to be, materially adverse to the Assets or the ability of RMC to enter into or perform its obligations under the Agreement; provided, however, that the following events shall not constitute a Material Adverse Change or Material Adverse Effect:  any change in, or effect on RMC that results from (i) the announcement of the Transactions in accordance with this Agreement or the announcement by DAD Group in breach of this Agreement; (ii) changes in conditions generally affecting the industry in which RMC competes or the U.S. economy as a whole; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) actions required to be taken under applicable Laws; or (vi) acts of terrorism or military action or the threat thereof; provided further, that the changes described in clauses (ii) and (iv) shall not constitute a Material Adverse Change or Material Adverse Effect solely to the extent that such changes do not have a disproportionate impact on RMC as compared to others in RMC’s industry.

“Material Adverse Change or Material Adverse Effect” means, with respect to DAD Group, any circumstance, change in, or effect on DAD Group that is, or could reasonably be expected to be, materially adverse to the business, properties or financial condition of DAD Group, taken as a whole or the ability of DAD Group to enter into or perform its obligations under the Agreement; provided, however, that the following events shall not constitute a Material Adverse Change or Material Adverse Effect: any change in, or effect on DAD Group that results from (i) the announcement of the Transactions in accordance with this Agreement or the announcement by RMC in breach of this Agreement; (ii) changes in conditions generally affecting the industry in which DAD Group competes or the U.S. economy as a whole; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change in accounting requirements or principles or any change in applicable Laws; (v) actions required to be taken under applicable Laws; (vi) the discharge of Assumed Liabilities or transaction expenses incurred in connection with the Transactions;  or (vi) acts of terrorism or military action or the threat thereof; provided further, that the changes described in clauses (ii) and (iv) shall not constitute a Material Adverse Change or Material Adverse Effect solely to the extent that such changes do not have a disproportionate impact on DAD Group as compared to others in DAD Group’s industry.

“Missing Consents” has the meaning given to it in Section 10.3.

 “Order(s)” means any judgments, writs, decrees, injunctions, orders, compliance agreements or settlement agreements of or with any Governmental Authorities or arbitrator.

“Patents” means all (a) patents and patent applications, including divisions, continuations, continuations-in-part, extensions and reissues of the foregoing, and (b) business methods, inventions, and discoveries that may be patentable.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

 “Person” means any individual, corporation, limited liability company, partnership, trust or unincorporated organization, Governmental Authority or other entity.

“Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Authority.

“Representatives” means, with respect to a Person, such Person’s Affiliates and their respective partners, equity holders, officers, directors, managers, employees, agents, counsel and other representatives.

“Required Consents” means with respect to either Party of this Agreement, and all consents, approvals, and or authorizations required by such Party to consummate any of the Transactions or to execute any Documents hereunder.

“RMC” has the meaning given to it in the preamble of this Agreement.

“Schedules” means Schedules 1.1(a) – 1.1(d), which are attached hereto and are a part of this Agreement.

“Securities” means, with respect to any Person, such Person’s “Securities” as defined in Section 2(1) of the Securities Act and includes such Person’s capital stock, membership interests, partnership interests or other equity interests or any options, warrants or other Securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock, membership interests, partnership interests or other equity interests.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Shares” has the meaning given to it in Section 1.3(b).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which fifty (50%) or more of the total voting power of equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of representatives, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by:  (a) such Person, (b) such Person and one or more Subsidiaries of such Person, or (c) one or more Subsidiaries of such Person.

“Trade Secrets” means all know-how, trade secrets, Confidential and Proprietary Information (with respect to RMC), customer lists, software (source code and object code), technical information, data, process technology, plans, discoveries, designs, drawings, and blue prints, excluding any of the foregoing to the extent that the foregoing are protected as Copyrights, Patents or Marks.

“Transactions” means:  (a) the sale of the Assets by RMC to DAD Group and DAD Group’s delivery of the Acquisition Consideration therefor, and, (b) the execution, delivery, and performance (including pre- and post-Closing obligations) of all of the Documents.

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IN WITNESS WHEREOF, the Parties hereto have executed this Asset Acquisition Agreement as of the date first above written.

DAD GROUP:
DAD Group, Inc.

By: /s/ Amro Albanna Name: Amro Albanna Title: CEO

RMC:
Rich Media Corp.

By: /s/ Richard Pak Name: Richard Pak Title: President

[Signature Page to Asset Acquisition Agreement]

SCHEDULES

Schedule 1.1(a)

Web Presence

Schedule 1.1(b)

Marketing/Branding Materials & Coding

Schedule 1.1(c)

Marks

Schedule 1.1(d)

Assumed Contracts

Schedule 4.5

Litigation and Other Proceedings

SCHEDULE 1.1(a)

WEB PRESENCE

•

www.ridethedeal.com

•

All Social Media accounts, including but not limited to Twitter and Facebook.

•

All email addresses associated with and URL used in connection with the operation of the Business, including but not limited to those email addresses hosted on mailchimp.com.

Schedule A

LIST OF ASSETS

Domain names:
ridethedeal.com
ridethedeal.co
ridethedeal.ca
ridethedeal.info
ridethedeal.net
ridethedeal.org
ridethedeals.com

All coding and associated rights for the daily deal website presently located at ridethedeal.com
All email addresses collected by the Company, presently hosted on mailchimp.com
All artwork, logos, graphics created for ridethedeal.com
All contracts/legal drafted for ridethedeal.com including sales material and other sales assets.
Any trademarks and/or pending trademarks associated with Ride the Deal.
Twitter account.
Facebook account.

SCHEDULE 1.1(b)

Marketing/Branding Materials & Coding

•

All coding and associated rights used and employed in the operations and functionality of the website located at www.ridethedeal.com.

•

All artwork, logos, graphics and any other such marketing or branding materials used in connection with the Business.

SCHEDULE 1.1(c)

MARKS

•

None

SCHEDULE 1.1(d)

ASSUMED CONTRACTS

•

None

SCHEDULE 4.5

LITIGATION AND OTHER PROCEEDINGS